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                                                                   Exhibit 10.52






Amendment to the Employment Agreement dated October 31, 1988 and previously amended as of December 20, 1988 and July 7, 1999, and supplemented by letter agreement dated December 5, 1995 and amended on October 25, 1999, between RJR Nabisco, Inc. (renamed R.J. Reynolds Tobacco Holdings, Inc. on May 18, 1999) and Andrew J. Schindler (the "Executive").


         WHEREAS, the Executive and RJR Nabisco, Inc., entered into an employment agreement (the "Employment Agreement") originally dated October 31, 1988 and subsequently amended as of December 20, 1988 and July 7, 1999, which addresses the compensation security to be provided to the Executive in the event his employment with RJR Nabisco, Inc. is involuntarily terminated without Cause; and

         WHEREAS, on May 18, 1999, RJR Nabisco, Inc. was renamed R.J. Reynolds Tobacco Holdings, Inc. ("RJR"); and

         WHEREAS, the Employment Agreement was supplemented by a letter agreement originally dated December 5, 1995 and superceded and replaced by a letter agreement dated October 25, 1999, which addresses certain protections to be provided to the Executive in the event of a Change of Control, as change of Control is defined in the R.J. Reynolds Tobacco Holdings, Inc. 1999 Long Term Incentive Plan (the "1999 LTIP"); and

         WHEREAS, the Board of Directors of R.J. Reynolds Tobacco Holdings, Inc., on December 5, 2001, approved an additional Change of Control provision to be added to the Executive's Employment Agreement.

         NOW, THEREFORE, the parties hereby agree to further amend the Employment Agreement, effective December 5, 2001, by renumbering Section 7 of the Employment Agreement as Section 8, and adding the following language as
Section 7:

     "7.  Change of Control

             (a) In the event of a Change of Control, as specifically declared by the Board of Directors of R.J. Reynolds Tobacco Holdings, Inc., the Executive shall immediately upon the Change of Control be paid in a lump sum an amount equal to three times the sum of (a) his annual base salary as in effect immediately prior to the Change of


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             Control, and (b) his target annual bonus (or last bonus, if higher), regardless of whether or not his employment with the Company ends at that time or at some later date.

             (b) Whenever the Executive retirees from the Company, provided that the date of retirement is after the date of a Change of Control, the Executive will be credited with three years of service credit in addition to his actual service for purposes of calculating his retirement benefit, and the value of the lump sum payment described in Section 7(a) will be deemed to be the compensation received during the three additional years of credited service.

             (c) The payment of the lump sum described in Section 7(a) and the crediting of the three additional years of service described in
             Section 7(b) shall discharge any and all Compensation Continuance or other severance obligations the Company may have to the Executive."






                                         /s/ John T. Chain, Jr.
                                         ---------------------------------------
                                         John T. Chain, Jr.
                                         Chairman, Compensation Committee of the
                                         Board of Directors
                                         R.J. Reynolds Tobacco Holdings, Inc.






AGREED
------



     /s/ Andrew J. Schindler                                  1/4/02
-------------------------------------               --------------------------
         Andrew J. Schindler                                   Date